Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:	Andrew Samuel
717.724.2800

Tower Bancorp, Inc. Announces Quarterly Earnings

Strong Earnings, Excellent Asset Quality, and Successful Stock Offering Support Continued Growth

October 28, 2009 HARRISBURG, PA - Tower Bancorp, Inc. (NASDAQ: TOBC) (the “Company”), the parent company of Graystone Tower Bank (the “Bank”), reported net income of $1.7 million or $0.30 per diluted share for the third quarter of 2009 compared to net income of $711 thousand or $0.26 per diluted share for the same quarter a year ago.

“Following the very successful offering of our common stock during the quarter to support our continuing growth strategy, we are delighted to report another quarter of strong earnings,” said Andrew Samuel, chairman, president and CEO. “The results for the third quarter, which marks the second full quarter following the partnership with Graystone Financial Corp., reflect a continuation of excellent asset quality, in-market core deposit growth, an enhanced capital position and greater efficiencies as we begin to recognize the anticipated cost savings resulting from the integration and systems conversion in connection with the partnership.”

Mr. Samuel continued, “During these still uncertain economic times, we remain committed to our relationship-based community banking model and continue to successfully attract and hire experienced in-market banking professionals who share this commitment and are able to contribute high-quality growth. As a result, we believe that Tower Bancorp, Inc. is extremely well positioned to gain market share and grow the organization within the markets we serve without compromising the prudent lending and investment strategies that have been crucial to our success.”

Highlights

•	Net income for the third quarter of 2009 was $1.7 million, or $0.30 per diluted share. The third quarter results included after-tax merger related expenses of $205 thousand, which negatively impacted earnings. Excluding merger related expenses, net income would have totaled $1.9 million or $0.33 per diluted share.

•	Assets grew $106.1 million or 8.33% from June 30, 2009 to September 30, 2009, and deposits grew $63.3 million or 5.95% from June 30, 2009 to September 30, 2009.

•

Non-performing assets at September 30, 2009 comprised 0.55% of total period-end assets and net loan charge-offs during the quarter totaled just 0.05% of average loans. The Company’s allowance for credit losses to non-performing loans was 245.26% at September 30, 2009.

•

Non-interest expense decreased $611 thousand or 6.79% from the second quarter of 2009, excluding merger related expenses and the FDIC special assessment, as the Company began to realize cost savings from the merger with Graystone Financial Corp.

•

The Company’s strong capital position was bolstered by the successful completion of a common stock offering during the third quarter of 2009, which resulted in net proceeds of approximately $51.7 million. The Company’s ratio of total Risk-Based Capital to Risk-Based Assets at September 30, 2009 equaled 16.14%, substantially exceeding the 10.0% minimum regulatory requirement to be considered “well capitalized.” The Company’s tangible book value totaled $20.89 per share at September 30, 2009, which is an increase of $1.91 or 10.07% from June 30, 2009.

Income Statement Review

Net income available to common shareholders for the third quarter of 2009 equaled $1.7 million or $0.30 per diluted share compared to $711 thousand or $0.26 per diluted share for the same quarter a year ago. The results for the third quarter of 2009 included $205 thousand in after-tax merger related expenses, which negatively impacted earnings. Excluding merger related expenses, net income for the third quarter of 2009 would have totaled $1.9 million or $0.33 per diluted share.

For the nine-month period ended September 30, 2009, the Company recorded net income of $1.7 million or $0.37 per diluted share compared to net income of $1.5 million or $0.56 per diluted share for the same year ago period. During this period, the Company recorded $1.7 million in pre-tax merger related expenses connected to the merger between Tower Bancorp, Inc. and Graystone Financial Corp. that was completed on March 31, 2009. Additionally, the Company’s subsidiary bank, Graystone Tower Bank, like all FDIC-insured institutions, recognized an FDIC special assessment of $580 thousand during the second quarter of 2009. Excluding these two items, net income would have totaled $3.3 million or $0.73 per diluted share for the nine-month period ended September 30, 2009.

Net interest income and margin for the third quarter of 2009 was favorably impacted by growth in average earnings assets and a rising tax effected net interest margin, which grew to 3.57%, an increase of 46 basis points from the year ago quarter. When compared to the second quarter of 2009, net interest income grew slightly due to growth in average earning assets, and the net interest margin decreased slightly from 3.63% to 3.57%, resulting primarily from increased levels of liquidity in the form of cash and investment securities on the balance sheet compared to the prior quarter. The Company successfully reduced the cost of its funding during the third quarter, as evidenced by the average rate paid on total interest bearing liabilities decreasing from 2.24% in the second quarter of 2009 to 2.04% in the current quarter. However, the average rate received on loans decreased slightly to 5.95% from 5.98% in the prior quarter, and there was a decrease of 13 basis points in the average rate received on total interest-earning assets as increased liquidity was invested in cash and investment securities. The Company expects strong growth in the loan portfolio during the fourth quarter of 2009 to improve the average rate received on total interest-earning assets, which should have a positive impact on the margin.

Non-interest income was $1.8 million for the third quarter of 2009, which represents 0.58% of average assets. This is an increase of $766 thousand over the same quarter a year ago. Non-interest income growth, including both organic growth and growth through acquisition, was predominately driven by increased service and other charges on deposit accounts and the sale of mortgage loans originated for sale. When compared to the second quarter of 2009, non-interest income for the third quarter of 2009 decreased by $936 thousand, primarily due to decreases in gains on sales of other interest earning assets of $412 thousand, and gains on sale of mortgage loans originated for sale of $247 thousand. During the third quarter of 2009, the Company recognized a $111 thousand net loss on the sale of securities available for sale compared to a $301 thousand net gain during the second quarter of 2009. The sale of securities available for sale is a result of sales of equity securities acquired through the merger between the Company and Graystone Financial Corp. The Company continues its efforts to change the composition of the investment portfolio acquired through the merger to an investment portfolio primarily focused on fixed income securities. As a result, the fair value of the equity portfolio has decreased to $2.1 million at September 30, 2009 compared to a fair value of $4.1 million at June 30, 2009. The unrealized loss in the equity portfolio was $172 thousand at September 30, 2009 compared to an unrealized loss of $271 thousand at June 30, 2009. The Company recognized no impairment charges during the third quarter of 2009. Non-interest income generated through the sale of residential mortgage loans into the secondary market was impacted by a slowdown in the high level of mortgage refinancing activity experienced in the second quarter of 2009. Income from service charges on deposit accounts and other service charges, commissions and fees for the third quarter of 2009 decreased $224 thousand from the second quarter 2009, largely as a result of waiving certain charges and fees on deposit accounts during the third quarter of 2009 as a temporary accommodation to depositors in connection with the systems conversion that was completed during June 2009. These waivers occurred during the first two months of the third quarter and will not be reoccurring. As a result, the service charges and fee income from deposit accounts for the third quarter was less than would be expected during a normalized quarter.

Non-interest expenses were $8.7 million for the third quarter of 2009; however, this amount includes $310 thousand in pre-tax merger related expenses. Excluding this item, non-interest expenses were $8.4 million or 2.49% of average assets for third quarter of 2009. Total non-interest expenses, excluding merger related expenses and the FDIC special assessment, decreased by $611 thousand or 6.79% compared to the second quarter of 2009. During June 2009, the Company converted the existing systems of the separate bank divisions to one core operating system to enhance operating efficiency and savings relating to data processing and other operational costs. As a result, the third quarter of 2009 is the first quarter that begins to reflect cost savings related to the system conversion associated with the merger that was completed on March 31, 2009. During the third quarter of 2009, the Company has experienced a decrease in salaries and employee benefits expenses of $532 thousand compared to the prior quarter, which is a direct result of cost savings in connection with the merger integration.

Review of Balance Sheet, Credit Quality and Capital Position

Total assets at September 30, 2009 reached $1.379 billion, representing an increase of $106.1 million or 8.33% from June 30, 2009. Total gross loans were $1.005 billion at September 30, 2009, or a decrease of $9.3 million compared to June 30, 2009. During the third quarter of 2009, new commercial and consumer loan originations totaled $37.6 million, which were offset by a net decrease in existing loan balances of $46.9 million. The net decrease in existing loan balances included the reduction of $13.2 million of residential mortgages previously held in the Company’s loan portfolio. Management believes that there continues to be strong demand for commercial and consumer loans to credit qualified businesses and individuals within the Company’s market areas, which management anticipates will result in increased loan growth during the fourth quarter of 2009.

Total deposits at September 30, 2009 were $1.126 billion, representing an increase of $63.3 million, or 5.95%, from June 30, 2009. Total deposits, excluding time deposits, totaled $721.5 million at September 30, 2009, an increase of $50.8 million or 7.57% from June 30, 2009. The Company’s deposit mix continued to be weighted heavily in lower cost demand, savings and money market accounts, which comprised 64.06% of total deposits at the end of the third quarter, compared with 63.10% at June 30, 2009 and 44.05% at December 31, 2008.

Asset quality continues to be a primary focus of the Company as evidenced by the asset quality ratios at September 30, 2009. Non-performing assets were 0.55% of total assets and net loan charge-offs during the third quarter of 2009 totaled just 0.05% of average loans. The allowance for credit losses as of September 30, 2009 was $16.2 million, which consisted of the allowance for loan losses of $8.4 million and the credit fair value adjustment on purchased loans acquired in the merger of $7.8 million. The allowance for credit losses at September 30, 2009 represented 1.61% of total loans outstanding of $1.010 billion, compared to 1.58% at June 30, 2009. The Company’s coverage ratio, calculated as the ratio of the allowance for credit losses to non-performing loans, was 245.26% at September 30, 2009.

During the third quarter of 2009, the Company further secured its capital position through a public offering of common stock, which provided net proceeds of approximately $51.7 million. As a result, the Company’s tangible book value totaled $20.89 per share at September 30, 2009, which is an increase of $1.91 per share or 10.07% from June 30, 2009. The Company’s Tier 1 Risk-Based Capital and Total Risk-Based Capital Ratios at September 30, 2009 were 14.44% and 16.14%, respectively and significantly exceed the “well capitalized” minimum regulatory requirements of 6.00% and 10.00%, respectively. Cash dividends paid to shareholders during the third quarter 2009 were $0.28 per share. To date, the Company has chosen to not participate in the U.S. Treasury Department’s Troubled Asset Relief Program (TARP) Capital Purchase Program.

Due to the merger of Tower Bancorp, Inc. and Graystone Financial Corp. on March 31, 2009, all periods prior to March 31, 2009 represent the results of Graystone Financial Corp. as the accounting acquirer in the merger.

The financial information contained on the following pages provides more detail on the Company’s performance for the three months ended September 30, 2009, as compared to the three months ended June 30, 2009 and the three months ended September 30, 2008, and for the nine months ended September 30, 2009 as compared with the nine months ended September 30, 2008. Persons seeking additional information should refer to the Company’s periodic reports as filed with the Securities and Exchange Commission (SEC).

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 26 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank. With total assets of approximately $1.4 billion, Tower Bancorp’s unparalleled competitive advantage is its more than 300 employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need. Tower Bancorp’s common stock is listed on the NASDAQ Global Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements included herein are valid only as of the date hereof and Tower Bancorp, Inc. disclaims any obligation to update this information.

Selected Financial Highlights

Tower Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

September 30, 2009, June 30, 2009 and December 31, 2008

(Amounts in thousands, except share data)

	September 30, 2009	June 30, 2009	December 31, 2008
	(unaudited)	(unaudited)
Assets
Cash and due from banks	$115,625	$50,791	$24,765
Federal funds sold	18,212	73,676	7,257

Cash and cash equivalents	133,837	124,467	32,022
Securities available for sale	160,038	50,946	19,904
Restricted investments	6,254	6,254	2,068
Loans held for sale	4,930	7,490	3,324
Loans, net of allowance for loan losses of $8,390, $7,823, and $6,017	996,367	1,006,249	561,705
Premises and equipment, net	27,074	26,961	4,546
Accrued interest receivable	4,570	4,160	2,402
Deferred tax asset, net	1,341	1,893	1,764
Bank owned life insurance	24,320	24,067	12,305
Goodwill	12,451	12,119	—
Other intangible assets, net	3,545	3,722	—
Other assets	4,209	4,539	1,278

Total Assets	$1,378,936	$1,272,867	$641,318

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$97,589	$96,513	$42,466
Interest bearing	1,028,695	966,521	483,004

Total Deposits	1,126,284	1,063,034	525,470
Securities sold under agreements to repurchase	7,383	8,516	8,384
Short-term borrowings	5,250	7,164	14,614
Long-term debt	63,096	68,441	29,000
Accrued interest payable	1,283	1,364	888
Other liabilities	11,084	12,497	8,177

Total Liabilities	1,214,380	1,161,016	586,533

Stockholders’ Equity

Common stock, no par value; 50,000,000 shares authorized; 7,215,023 shares issued and 7,111,665 outstanding at September 30, 2009, 5,162,194 shares issued and 5,058,836 outstanding at June 30, 2009, and 2,740,325 shares issued and outstanding at December 31, 2008	—	—	—
Additional paid-in capital	167,961	116,244	57,547
Accumulated deficit	(3,881)	(4,372)	(2,909)
Accumulated other comprehensive income	476	(21)	147

Total Stockholders’ Equity	164,556	111,851	54,785

Total Liabilities and Stockholders’ Equity	$1,378,936	$1,272,867	$641,318

Tower Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2009 and 2008 (unaudited)

and the Three Months Ended June 30, 2009 (unaudited)

(Amounts in thousands, except share data)

	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Interest Income
Loans, including fees	$15,249	$15,252	$8,199	$38,789	$22,611

Securities	419	387	142	935	688

Federal funds sold and other	56	21	49	83	223

Total Interest Income	15,724	15,660	8,390	39,807	23,522

Interest Expense
Deposits	4,725	4,894	3,812	13,382	11,113

Short-term borrowings	102	170	98	304	462

Long-term debt	693	483	249	1,430	591

Total Interest Expense	5,520	5,547	4,159	15,116	12,166

Net Interest Income	10,204	10,113	4,231	24,691	11,356

Provision for Loan Losses	800	650	675	3,816	1,900

Net Interest Income after Provision for Loan Losses	9,404	9,463	3,556	20,875	9,456
Non-Interest Income
Service charges on deposit accounts	625	664	191	1,506	559
Other service charges, commissions and fees	554	739	208	1,450	593
Gain on sale of mortgage loans originated for sale	334	581	100	1,182	357
Gain (loss) on sale of other interest earnings assets	(101)	311	77	210	240
Income from bank owned life insurance	283	283	165	725	165
Other income	115	168	303	431	380

Total Non-Interest Income	1,810	2,746	1,044	5,504	2,294

Non-Interest Expenses
Salaries and employee benefits	4,237	4,769	2,013	11,523	5,962

Occupancy and equipment	1,462	1,470	617	3,664	1,667

FDIC insurance premiums	409	731	72	1,320	198

Advertising and promotion	204	141	136	422	275

Data processing	627	592	171	1,414	476

Professional service fees	305	284	141	843	445

Other operating expenses	1,140	1,588	393	3,241	1,080

Merger related expenses	310	106	—	1,722	—

Total Non-Interest Expenses	8,694	9,681	3,543	24,149	10,103

Net Income Before Income Tax Expense	2,520	2,528	1,057	2,230	1,647

Income Tax Expense	820	690	346	577	110

Net Income	$1,700	$1,838	$711	$1,653	$1,537

Net Income Per Common Share
Basic	$0.30	$0.36	$0.26	$0.37	$0.56

Diluted	$0.30	$0.36	$0.26	$0.37	$0.56

Weighted Average Common Shares Outstanding
Basic	5,638,851	5,058,119	2,734,206	4,495,962	2,734,229

Diluted	5,652,292	5,065,180	2,734,206	4,502,396	2,734,229

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

Three Months Ended September 30, 2009 and 2008 (unaudited)

	For the Three Months Ended September 30,
	2009			2008
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(in thousands)
Interest-earning assets:
Federal funds sold	$41,029	$56	0.54%	$5,968	$49	3.27%

Investment securities (1)	81,914	453	2.19%	20,394	156	3.04%

Loans	1,016,395	15,249	5.95%	516,609	8,199	6.31%

Total interest-earning assets	1,139,338	15,758	5.49%	542,971	8,404	6.14%

Other assets	196,758			29,717
Total assets	$1,336,096			$572,688

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$604,448	1,959	1.29%	$139,423	692	1.97%

Time deposits	399,902	2,766	2.74%	287,182	3,120	4.32%

Borrowings	66,634	795	4.73%	47,367	347	2.91%

Total interest-bearing liabilities	1,070,984	5,520	2.04%	473,972	4,159	3.49%

Demand deposits	105,046			35,485
Other liabilities	30,294			6,679
Stockholders’ equity	129,773			56,552

Total liabilities and stockholders’ equity	$1,336,096			$572,688

Net interest spread			3.44%			2.65%
Net interest income and interest rate margin FTE		10,238	3.57%		4,245	3.11%

Tax equivalent adjustment		(34)			(14)

Net interest income		10,204			4,231

Ratio of average interest-earning assets to average interest-bearing liabilities	106.4%			114.6%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 34%

Tower Bancorp, Inc. and Subsidiary

Yields on Average Interest-Earning Assets and Interest-Bearing Liabilities

Nine Months Ended September 30, 2009 and 2008 (unaudited)

	For the Nine Months Ended September 30,
	2009			2008
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(in thousands)
Interest-earning assets:
Federal funds sold	$34,766	83	0.32%	$9,567	223	3.11%

Investment securities (1)	50,043	975	2.60%	27,932	715	3.42%

Loans	874,933	38,789	5.93%	468,274	22,611	6.45%

Total interest-earning assets	959,742	39,847	5.57%	505,773	23,549	6.22%

Other assets	115,708			18,562
Total assets	$1,075,451			$524,335

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$454,106	8,200	2.41%	$113,854	5,025	5.90%

Time deposits	353,136	5,182	1.96%	269,360	6,088	3.02%

Borrowings	60,227	1,734	3.85%	51,230	1,053	2.75%

Total interest-bearing liabilities	867,469	15,116	2.33%	434,444	12,166	3.74%

Demand deposits	78,299			31,258
Other liabilities	35,548			5,607
Stockholders’ equity	94,135			53,026

Total liabilities and stockholders’ equity	$1,075,451			$524,335

Net interest spread			3.24%			2.48%
Net interest income and interest rate margin FTE		24,731	3.45%		11,383	3.01%

Tax equivalent adjustment		(40)			(27)

Net interest income		24,691			11,356

Ratio of average interest-earning assets to average interest-bearing liabilities	110.6%			116.4%

(1)	The average yields for investment securities available for sale are reported on a fully taxable-equivalent basis at a rate of 34%

Tower Bancorp, Inc. and Subsidiary

Selected Financial Information

(Dollars in thousands, except share data and ratios)

(Unaudited)

			September 30, 2009	June 30, 2009	December 31, 2008
Reconciliation of Non-GAAP Balance Sheet Data:

Loan loss reserve			$8,390	$7,823	$6,017
Credit fair value adjustment on purchased loans (1)			7,758	8,211	—

Allowance for credit losses			16,148	16,034	6,017

Total Stockholders’ equity			164,556	111,851	54,785
Less: Goodwill and other intangible assets			15,996	15,841	—

Tangible common equity			148,560	96,010	54,785

Shares Outstanding			7,111,665	5,058,836	2,740,325

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Reconciliation of Non-GAAP Income Statement Data:

Net income	$1,700	$1,838	$711	$1,653	$1,537
Plus: FDIC special assessment	—	580	—	580	—
Plus: Merger-related expenses	310	106	—	1,722	—
Less: Tax effect of adjustments	(105)	(233)	—	(653)	—

Net income excluding merger-related expenses and FDIC special assessment	1,905	2,291	711	3,302	1,537

Per Share Data:
Weighted average shares outstanding - basic	5,638,851	5,058,119	2,734,206	4,495,962	2,734,229
Weighted average shares outstanding - diluted	5,652,292	5,065,180	2,734,206	4,502,396	2,734,229
Book value per share	$23.14	22.11	$19.73	$23.14	$19.73
Tangible book value per share	20.89	18.98	19.73	20.89	19.73
Basic earnings per share	0.30	0.36	0.26	0.37	0.56
Diluted earnings per share	0.30	0.36	0.26	0.37	0.56

Plus: Per share impact of FDIC special assessment	—	0.11	—	0.13	—
Plus: Per share impact of merger-related expenses	0.05	0.02	—	0.38	—
Less: Per share impact of tax effect of adjustments	(0.02)	(0.05)	—	(0.15)	—

Diluted earnings per share excluding non-recurring merger expenses and FDIC special assessment	0.33	0.44	0.26	0.73	0.56

Performance Ratios:
Return on average assets	0.50%	0.59%	0.49%	0.21%	0.39%
Return on average equity	5.20%	6.62%	5.00%	2.35%	3.87%
Net interest margin	3.57%	3.63%	3.11%	3.45%	3.01%
Efficiency ratio (2)	69.79%	69.95%	67.17%	72.35%	74.01%
Non-interest income to average assets	0.58%	0.89%	0.72%	2.03%	0.58%
Non-interest expenses to average assets	2.58%	3.13%	2.45%	8.91%	2.57%

			September 30, 2009	June 30, 2009	December 31, 2008
Asset Quality Ratios:
Loan loss reserve to gross loans			0.84%	0.77%	1.06%
Credit loss reserve to gross loans			1.61%	1.58%	1.06%
Non-accrual loans to gross loans			0.47%	0.49%	0.24%
Net charge-offs to average loans (3)			0.05%	0.06%	0.32%
Non-performing assets to total assets (4)			0.55%	0.53%	0.21%
Non-performing loans to total loans (5)			0.66%	0.62%	0.26%
Allowance for loan losses to non-performing loans			127.43%	125.01%	409.32%
Allowance for credit losses to non-performing loans			245.26%	256.22%	409.32%

Capital Ratios:
Tier 1 capital (to total assets)			11.05%	7.84%	8.50%
Tier 1 capital (to risk-weighted assets)			14.44%	9.25%	9.10%
Total capital (to risk-weighted assets)			16.14%	10.87%	10.10%
Tangible common equity to tangible assets (6)			10.90%	7.64%	8.54%

(1)	The credit fair value adjustment relates to the risk of credit loss related to the portfolio of loans of acquired through the merger between Tower Bancorp. Inc. and Graystone Financial Corp.
(2)	Efficiency ratio is calculated as total non-interest expense (less merger-related expenses and FDIC special assessment) divided by the total of net interest income and non-interest income.

(3)	Calculated as the net loans charged off during the quarter ended divided by the average loans outstanding for the same quarter.
(4)	Non-performing assets equals the sum of non-accrual loans, loans past due 90 days or greater that are still accruing, and other real estate owned.
(5)	Non-performing loans equals the sum of non-accrual loans and loans past due 90 days or greater that are still accruing.
(6)	Tangible assets are calculated as total assets less goodwill and other intangible assets.